Exhibit 99.3

November 9, 2018

MOGU Inc. (formerly known as Meili Inc.)

Zheshang Wealth Center, 12/F, Building No. 1, No. 99, Gudun Road

Xihu District, Hangzhou 310012

The People’s Republic of China

Re: Consent of Shanghai iResearch Consulting Co., Ltd.

We, Shanghai iResearch Consulting Co., Ltd., understand that MOGU Inc. (the “Company”) plans to file a registration statement on Form F-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, in connection with its proposed initial public offering (the “Proposed IPO”).

We hereby consent to the use of and references to our name and the inclusion of information, data and statements from our research reports and amendments thereto, including, without limitation, the Chinese version and the English translation of the industry reports titled “2018 Chinese Female Fashion Industry Report” and any subsequent amendments thereto, (i) in the Registration Statement and any amendments thereto; (ii) in any written correspondence with the SEC; (iii) in any other filings with the SEC by the Company, including filings on Form 20-F, Form 6-K and other SEC filings (collectively, the “SEC Filings”); (iv) in institutional and retail roadshows and other activities with the Proposed IPO; (v) on the websites of the Company and its subsidiaries and affiliates, and (vi) in other materials in connection with the Proposed IPO.

We further hereby consent to the filing of this consent as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings by the Company.

Yours faithfully,

For and on behalf of

Shanghai iResearch Consulting Co., Ltd.

(Company seal: /s/ Shanghai iResearch Consulting Co., Ltd.)

/s/ Wei Feng
Name: Wei Feng
Title: Vice General Manager